MARKETING AGREEMENT


     This Marketing Agreement is entered into this 30th day of June, 1995 by and between Jack Henry & Associates, Inc. ("Jack Henry") and Broadway & Seymour, Inc. ("BSI").

                              BACKGROUND STATEMENT

     Contemporaneously herewith, Jack Henry and BSI are entering into a Stock Purchase Agreement pursuant to which Jack Henry is purchasing all of the issued and outstanding stock of Liberty Software, Inc. ( "LSI"). LSI is a wholly owned subsidiary of BSI that has acquired a substantial portion of the assets of the Community Financial Institution business unit of BSI. In connection with that transaction, the parties have agreed to cooperate in connection with BSI marketing certain other software to the combined customer base of Jack Henry and LSI. This Agreement sets forth in more detail the rights and obligations of the parties.

                                    AGREEMENT

     NOW, THEREFORE, the parties hereto agree for themselves, their successors and assigns as follows:

     1. DEFINITIONS. As used in this Agreement as defined terms, the following terms shall have the meanings set forth below:

     1.1 The term "BSI AUXILIARY SOFTWARE" means the BSI software products described in Exhibit A hereto. The parties may enter into one or more Addenda in the future providing that the term "BSI AUXILIARY SOFTWARE" shall also include specific additional software products that are marketed by BSI to Customers during the term of this Agreement for use with the Software to provide functions and capabilities supplemental to the Software.

     1.2 The term "CUSTOMERS" means the aggregation of (a) the existing licensees of BSI's Liberty software, for so long as each such license is in existence; (b) the existing licensees of Jack Henry's CIF 20/20 software, for so long as each such license is in existence; (c) the existing licensees of Jack Henry's Silverlake software, for so long as each such license is in existence;
(d) the existing licensees of Software owned by any other competitor of Jack Henry at the time Jack Henry directly or indirectly acquires that competitor or the assets thereof; and (e) those third parties who become licensees of Software during the term of this Agreement, whether such licenses are granted by Jack Henry or any direct or indirect subsidiary of Jack Henry, or any other entity resulting from the combination or other reorganization of Jack Henry, for so long as each such license is in existence.

     1.3 The term "CUSTOMER LIST" means any list of Liberty Customers retained by BSI and any list of Customers supplied by Jack Henry to BSI pursuant to
Section 3.2 hereof.

     1.4 The term "SOFTWARE" means all of the following software products to the extent they are being marketed, distributed, licensed or supported during the term hereof by Jack Henry or any direct or indirect subsidiary of Jack Henry, or any other entity resulting from the combination or other reorganization of Jack Henry: (a) BSI's Liberty software; (b) Jack Henry's CIF 20/20 and Silverlake software; and (c) any modification, enhancement or replacement thereof or any third party software that performs essentially the same basic functions as any such software product.

     2.   BSI RIGHTS AND OBLIGATIONS.



     2.1 Right to Market. BSI agrees that it will provide Jack Henry with advance copies of any written materials that are to be mailed or otherwise provided to Customers in connection with a marketing campaign that uses the Customer List to market any software product to the Customer base. Except as otherwise expressly provided above and in Section 6.7 hereof, BSI shall have and retain the right to market BSI Auxiliary Software to Customers through whatever means BSI determines to be appropriate. Except as otherwise expressly provided in Section 6.7 hereof, BSI shall have and retain the right to enter into any agreements with Customers with respect to the BSI Auxiliary Software that BSI may determine to be appropriate, without any approval by or consent from Jack Henry.

     2.2 BSI Obligations. BSI shall have the sole responsibility for developing any new products that are to be included within the scope of BSI Auxiliary Software and for enhancing, marketing, installing and supporting all BSI Auxiliary Software. BSI shall have the sole contractual relationship with Customers with respect to BSI Auxiliary Software and shall be solely responsible for all of its warranties and representations relating to BSI Auxiliary Software.

     3.   JACK HENRY RIGHTS AND OBLIGATIONS.

     3.1 Endorsements and Marketing Assistance. Upon the execution of this Agreement and from time to time during the term of this Agreement upon request by BSI, Jack Henry shall endorse the BSI Auxiliary Software as the preferred supplemental software for Customers. BSI and Jack Henry shall cooperate in good faith in developing the text of each such written endorsement and distributing the endorsement to Customers. Jack Henry shall identify BSI as a provider of supplemental products in its advertising and direct mail solicitations whenever it would be commercially appropriate to do so given the nature and other content of the materials. The above notwithstanding, Jack Henry shall not be required to endorse any unproven BSI Auxiliary Software until BSI has reasonably demonstrated the adequacy of that software through successful implementation.

     3.2 Customer Access. Upon the execution of the first Addendum to this Agreement, Jack Henry shall provide BSI with a customer list, identifying each Customer (other than customers of BSI's Liberty software) and including the name, address and telephone number of Jack Henry's principal contact at each such Customer. Upon request by BSI from time to time during the term of this Agreement, Jack Henry shall update the customer list to assure that it is complete and accurate (with the initial customer list and all updates thereto cumulatively referred to in this Agreement as the "Customer List"). Upon request by BSI from time to time during the term of this Agreement, Jack Henry shall introduce representatives of BSI to its Customer contacts. Jack Henry shall notify BSI in advance of all scheduled meetings of the Jack Henry users group and other customer events and shall assist BSI in securing a visible and prominent presence at such events, at BSI's sole expense. Upon the expiration or earlier termination of this Agreement, BSI shall return to Jack Henry or destroy all of BSI's copies of any Customer List in any tangible form, including written documents and electronic storage.

     3.3 Technical Support. Jack Henry shall cooperate with BSI to assure that each Customer has access to appropriate interfaces allowing the Customer to use the BSI Auxiliary Software with the Software. Jack Henry shall develop that portion of each such interface that is typically developed by the licensor of the underlying software in accordance with normal industry standards and shall provide BSI with the specifications and information required for BSI to develop the remainder of each such interface.
     4.   COMPENSATION.

     4.1 Marketing Commission. In consideration of Jack Henry's performance of its obligations as set forth hereunder, BSI shall pay Jack Henry with respect to each BSI Auxiliary Software product, a reasonable and appropriate percentage of the license fees actually received by BSI during the term of this Agreement from Customers with respect to their licensing of that BSI Auxiliary Software product. Subsequent to the execution of this Agreement, the parties shall negotiate in good faith and execute an Addendum setting forth the marketing commission rate for each specific BSI Auxiliary Software product; should the parties be unable to negotiate any such Addendum, this Agreement shall be void. Jack Henry shall not be entitled to a percentage of any fees or other amounts charged by BSI for maintenance, custom product development or enhancement, the provision of other services or the provision of third party hardware or software. BSI agrees that it will not reallocate license fees to other products or services for the purpose of avoiding or decreasing the payments due to Jack Henry hereunder. In the event that BSI charges any Customer a single fee representing a license fee for BSI Auxiliary Software and fees or charges for other products or services, BSI shall be deemed to have charged the Customer a license fee for the BSI Auxiliary Software equal to the amount that would have been charged in like circumstances if each product and service had been billed separately.

     4.2 Payment of Marketing Commission. BSI shall calculate the marketing commission payable to Jack Henry at the end of each calendar year quarter and shall pay the marketing commission within thirty (30) days thereafter. At the time it makes each payment, BSI shall provide Jack Henry with a report describing in reasonable detail its basis for calculating the marketing commission due.

     4.3 Right of Audit. Upon reasonable advance request by Jack Henry during the term of this Agreement (and for a period of one year thereafter), Jack Henry shall have the right during BSI's normal business hours to audit those books and records of BSI required to confirm the calculation of marketing commissions.
All such information shall be disclosed to Jack Henry in strict confidence and Jack Henry may not disclose such information to any third party nor use any such information for any purpose whatsoever other than the confirmation of the marketing commission calculation.

     5. TERM. This Agreement shall commence upon the execution hereof and shall continue for a term of five years. Either party may terminate this Agreement during the term hereof should the other party breach a material term of this Agreement and fail to cure that breach within sixty (60) days after notice from the nonbreaching party identifying specifically the nature of the breach and the steps that must be taken to cure the breach. In addition, Jack Henry may terminate this Agreement during the term hereof should BSI (a) fail to develop, market and maintain the BSI Auxiliary Software in a competent manner, consistent with accepted norms in the computer industry or (b) fail to exert reasonable commercial efforts to assure that no significant portion of those Customers who are licensees thereof are unable to satisfactorily use the BSI Auxiliary Software for its intended purpose and, in either case, fail to cure that deficiency within sixty (60) days after notice from Jack Henry identifying specifically the nature of the deficiency and the steps that must be taken to cure the deficiency. BSI may terminate this Agreement by notice to Jack Henry if, at any time, there is no BSI Auxiliary Software covered by this Agreement and the parties are unable to reach agreement with respect to an Addendum adding software to this Agreement within thirty (30) days subsequent to such notice.

     6.   MISCELLANEOUS TERMS.

          6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or three days after deposit in the U.S. mail if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):


     If to BSI:          Broadway & Seymour, Inc.
                         128 South Tryon Street
                         Suite 1000
                         Charlotte, North Carolina  28202
                         Attention:  Mr. William W. Neal
                         Fax:  (704) 344-3542

     If to Jack Henry:   Jack Henry & Associates, Inc.
                         663 Highway 60
                         Monett, Missouri 65708
                         Attention:  Mike Henry
                         Fax:  (417) 235-1765

     6.2 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer upon any other person except the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other.

     6.3 Arbitration. Any dispute arising out of or relating to this Agreement, specifically including any dispute with respect to the amount of royalties payable to Jack Henry hereunder, shall be resolved through arbitration in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in Charlotte, North Carolina. The decision of the arbitrators shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

     6.4 Governing Law; Jurisdiction. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

     6.5 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used herein, the singular shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

     6.6 Entire Agreement. This Agreement, including the Exhibit hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and may not be modified except in a writing signed by both of the parties hereto.

     6.7 Noncompetition Agreement. During the term of this Agreement and for so long thereafter as BSI retains any Customer List in any tangible form, including written documents and electronic storage, BSI shall not use the Customer List to market any software product to the Customer base except pursuant to an Addendum to this Agreement or with the prior written consent of Jack Henry. BSI acknowledges that the foregoing restriction shall apply to any marketing effort that targets the Customers on the Customer List, whether through written mailing or other solicitation or personal contact. Jack Henry acknowledges that the foregoing restriction shall not preclude BSI from marketing software products to any third party, including a Customer, unless the marketing effort is part of a targeted effort using the Customer List to market the software product to the Customer base.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day first written above.


BROADWAY & SEYMOUR, INC.           JACK HENRY & ASSOCIATES, INC.




By: /s/ William W. Neal            By: /s/ Michael E. Henry

Title : Chairman and               Title: Chairman and
        Chief Executive Officer           Chief Executive Officer